Exhibit 1

Press Release

Harvest OPERATIONS CORP. ANNOUNCES closing of U.S. $285 MILLION 3% SENIOR NOTE OFFERING

Calgary, Alberta – SePTEMBER 21, 2017: Harvest Operations Corp. (“Harvest” or the “Company”) is pleased to announce that it has closed its offering of U.S.$ 285 million senior unsecured notes due 2022 with a coupon rate of 3% (the “Notes”).

Harvest intends to use the net proceeds of the offering to repay in full Harvest’s outstanding approximately U.S.$282,500,000 aggregate principal amount of 6 7/8% Senior Notes due October 1, 2017.

Approval in-principle has been received from the Singapore Exchange Securities Trading Limited (the “SGX-ST”) for the listing and quotation of the Notes on the SGX-ST. The SGX-ST assumes no responsibility for the correctness of any of the statements made, opinions expressed or reports contained in this announcement. Approval in-principle from, admission to the Official List of, and the listing and quotation of the Notes on, the SGX-ST are not to be taken as an indication of the merits of the Company or the Notes.

Title of Security	Rule 144A CUSIP and ISIN Numbers	Regulation S CUSIP and ISIN Numbers	Aggregate Principal Amount Outstanding
3% Senior Notes due 2022	CUSIP: 41754W AR2	CUSIP: C42970 AE0	$285,000,000

	ISIN: US41754WAR25	ISIN: USC42970AE03

The Notes have not been registered under the Securities Act of 1933, as amended (the “Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Act. The offering has been made solely by means of a private placement either to qualified institutional buyers pursuant to Rule 144A under the Act, or to certain persons outside of the United States pursuant to Regulation S under the Act.

This press release is neither an offer to sell nor a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offering, solicitation or sale would be unlawful.

HARVEST CORPORATE PROFILE

Harvest is a wholly-owned, subsidiary of Korea National Oil Corporation ("KNOC"). Harvest is a significant operator in Canada's energy industry offering stakeholders exposure to exploration, development and production of crude oil and natural gas (Upstream) and an oil sands project under construction and development in northern Alberta (BlackGold).

KNOC is a state owned oil and gas company engaged in the exploration and production of oil and gas along with storing petroleum resources. KNOC will fully establish itself as a global government-run petroleum company by applying ethical, sustainable and environment-friendly management and by taking corporate social responsibility seriously at all times. For more information on KNOC, please visit their website at www.knoc.co.kr/ENG/main.jsp.

HARVEST OPERATIONS CORP.
PRESS RELEASE	Page 2 of 2	September 21, 2017

ADVISORY

Certain information in this press release contains forward-looking information that involves risk and uncertainty. Forward-looking statements in this press release may include, but are not limited to, the expected use of proceeds. For this purpose, any statements that are contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements often contain terms such as "may", "will", "should", "anticipate", "expects" and similar expressions. Such risks and uncertainties in respect of such forward-looking information include, but are not limited to, risks associated with: imprecision of reserve estimates; conventional oil and natural gas operations; the volatility in commodity prices and currency exchange rates; risks associated with realizing the value of acquisitions; general economic, market and business conditions; changes in environmental legislation and regulations; the availability of sufficient capital from internal and external sources; and, such other risks and uncertainties described from time to time in Harvest's regulatory reports and filings made with securities regulators.

Readers are cautioned not to place undue reliance on forward-looking statements as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. Such information, although considered reasonable by management at the time of preparation, may prove to be incorrect and actual results may differ materially from those anticipated. Harvest assumes no obligation to update forward-looking statements should circumstances or management's estimates or opinions change. Forward-looking statements contained in this press release are expressly qualified by this cautionary statement.

FOR FURTHER INFORMATION PLEASE CONTACT:

Harvest Operations Corp.

INVESTOR & MEDIA CONTACT:

Greg Foofat, Manager Investor Relations & Corporate Communications

Harvest Operations Corp.

Toll Free Investor Mailbox: (866) 666-1178

Email: investor.relations@harvestenergy.ca

Harvest Operations Corp.

1500, 700 – 2nd Street S.W.

Calgary, AB Canada T2P 2W1

Website: www.harvestoperations.com